File No. 812-[•]

Before the

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

Franklin Advisers, Inc., Franklin Lexington Private Markets Fund, Franklin Templeton Fund Adviser, LLC, Lexington Advisors LLC, Lexington Partners L.P., CIP V (Offshore), L.P., Irrevocable Trust Agreement CIB/3036, Irrevocable Trust Agreement CIB/3299, LCP Co-Invest Feeder - G, L.P., LCP Co-Invest Global Feeder - G, L.P., LCP IX (Offshore), L.P., LCP IX (Peru), LP, LCP IX Co-Invest Partners A, L.P., Lexington Alpine Co-Invest, L.P., Lexington Kale Co-Invest, L.P., Lexington KC Co-Invest - G, L.P., Lexington Loki Co-Invest, L.P., Lexington Loki Feeder, L.P., Lexington Secretariat Co-Invest, L.P., Lexington Secretariat Feeder, L.P., LGP Offshore IX, L.P., LGP Offshore VI, L.P., LCP IX (Luxembourg) Master SCSp, LCP IX (Luxembourg) SCSp, Lexington Global Partners (Lux) Master SCSp, Lexington Global Partners (Lux) SCSp, LCP IX Co-Invest Partners B, L.P., LCP IX Leo, L.P., Lexington Capital Partners IX, L.P., Lexington Capital Partners (Ontario), L.P., Lexington Global Partners IX, L.P., Lexington Global Partners VI, L.P., Lexington Global Partners VII, L.P., Lexington ICON Co-Invest, L.P., LCP X (Luxembourg) Master SCSp, LCP X (Luxembourg) SCSp, LCP X (Offshore), L.P., LCP X Co-Invest Feeder A, L.P., LCP X Co-Invest Partners A, L.P., LCP X Co-Invest Partners G, L.P., LCP X Co-Invest Partners N, L.P., Lexington Blue Sky Co-Invest, L.P., Lexington Blue Sky Feeder, L.P., LGP Offshore VIII, L.P., LGP Offshore XI L.P., LCP X Co-Invest Partners P, L.P., LCP X Co-Invest Partners B, L.P., Lexington Capital Partners (Ontario) II, L.P., Lexington Capital Partners X, L.P., Lexington Global Partners VIII, L.P., Lexington Global Partners XI, L.P., LCP X Co-Invest Partners C, L.P., Lexington CIP V-A-O, L.P., Lexington CIP V-C-O, L.P., Lexington CIP V-F-O, L.P., Lexington CIP V-M-O, L.P., Lexington Co-Investment Partners V, L.P., Lexington Co-Investment Partners V-A, L.P., Lexington Co-Investment Partners V-B, L.P., Lexington Co-Investment Partners V-C, L.P., Lexington Co-Investment Partners V-F, L.P., Lexington Middle Market Investors IV, L.P., Lexington Middle Market Partners, L.P., LMMI IV Leo, L.P., LMMI (Offshore) IV, L.P., LMMP Offshore, L.P., Lexington Global Partners X, L.P., LGP Offshore X, L.P., LGP Intermediate X, L.P., Lexington Private Equity 25, L.P., Leo Lex Partners SCSp, Lexington Co-Investment Partners VI, L.P., Lexington Co-Investment Partners VI-A, L.P., Lexington Co-Investment Partners VI-J, L.P., Lexington Co-Investment Partners VI-F, L.P., Lexington CIP VI-F-O, L.P., Lexington Co-Investment Partners VI-B, L.P., Lexington Co-Investment Partners VI-C, L.P., Lexington Co-Investment Partners VI (Ontario), L.P., CIP VI-J (Offshore), L.P., CIP VI (Offshore), L.P., Lexington CIP VI-J-O, L.P., Lexington CIP VI (Lux) Master SCSp, Lexington CIP VI (Lux) SCSp, Lexington Beacon Feeder, L.P., Lexington Viking Co-Invest, L.P., LGP Offshore XII, L.P., Lexington Epikairos Co-Invest, L.P., Lexington Beacon Co-Invest, L.P., Lexington Global Partners XII, L.P.

APPLICATION FOR AN ORDER TO AMEND A PRIOR ORDER UNDER SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-l UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

Todd Lebo, Esq.

c/o Franklin Templeton

280 Park Avenue

New York, New York 10017

Todd.Lebo@franklintempleton.com

Copies to:

Rajib Chanda, Esq.

David W. Blass, Esq.

Ryan P. Brizek, Esq.

Debra Sutter, Esq.

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, DC 20001

Rajib.Chanda@stblaw.com

David.Blass@stblaw.com

Ryan.Brizek@stblaw.com

Debra.Sutter@stblaw.com

January 31, 2024

This Application (including Exhibits) contains 28 pages

I.	INTRODUCTION

A. Summary of Application

On June 22, 2021, the Securities and Exchange Commission (the “Commission”) issued an order under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1 thereunder, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder, as described more fully therein (the “Prior Order”).2 The Prior Order permits certain business development companies and closed-end management investment companies to co-invest in portfolio companies with each other and with affiliated investment entities.

The Applicants (defined below) hereby seek an amended order (the “Amended Order”) from the Commission under Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 thereunder to amend the term “Follow-On Investment” to mean (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment.

B. Applicants

The following Applicant qualifies as a Regulated Fund under the Prior Order:

•

Franklin Lexington Private Markets Fund (the “Franklin Lexington Fund”), is a Delaware statutory trust structured as a non-diversified, closed-end management investment company. FTFA (defined below) serves as investment manager to the Franklin Lexington Fund. Lexington Advisors (defined below) and FAV (defined below) serve as sub-advisers to the Franklin Lexington Fund.

The following Applicants each qualify as an Adviser under the Prior Order:

•

Franklin Advisers, Inc. (“FAV”), is a California corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and a wholly-owned subsidiary of Franklin Resources, Inc. (“Franklin Resources”), a Delaware corporation and a global investment management organization operating as Franklin Templeton;

•

Franklin Templeton Fund Adviser, LLC (f/k/a Legg Mason Partners Fund Advisor, LLC) (“FTFA”), is a Delaware limited liability company registered as an investment adviser under the Advisers Act, a wholly-owned subsidiary of Franklin Resources and the investment manager to the Franklin Lexington Fund;

•

Lexington Advisors LLC (“Lexington Advisors”), is a Delaware limited liability company registered as an investment adviser under the Advisers Act, a wholly-owned subsidiary of Lexington Partners L.P. and the sub-adviser to the Franklin Lexington Fund; Franklin Resources owns 100% of the equity in Lexington Partners L.P.; and

•

The investment advisers to the Existing Affiliated Funds (defined below) that are identified in Appendix A (“Existing Advisers to Affiliated Funds”), each of which is registered as an investment adviser under the Advisers Act.

1 Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.

2 See Franklin Templeton Co-Investing Interval Fund, et al. (File No. 812-15170) Investment Company Act Rel. Nos. 34289 (May 27, 2021) (notice) and 34307 (June 22, 2021) (order).

The investment vehicles identified in Appendix A (the “Existing Affiliated Funds” and, together with the Franklin Lexington Fund, FAV, FTFA, Lexington Advisors and the Existing Advisers to Affiliated Funds, the “Applicants”). Each Existing Affiliated Fund qualifies as an Affiliated Fund under the Prior Order.

All Applicants are eligible to rely on the Prior Order.3

C. Defined Terms

Except as stated herein, defined terms used in this application (the “Application”) have the same meanings provided in the application for the Prior Order, as amended and restated (the “Prior Application”).4

“Follow-On Investment” means (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

II. APPLICANTS’ PROPOSAL

The Amended Order, if granted, would expand the relief provided in the Prior Order to permit Affiliated Funds to participate in Follow-On Investments in issuers in which at least one Regulated Fund is invested, but such Affiliated Funds are not invested. This relief would not permit Follow-On Investments by Regulated Funds that are not invested in the issuer. The requested relief is based on the temporary relief granted by the Commission on April 8, 2020.5

III.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Except as stated herein, the disclosure in Section IV, “Statement in Support of Relief Requested,” of the Prior Application is equally applicable to this Application.

IV.	CONDITIONS

Except as stated herein, the Conditions of the Prior Order, as stated in Section V of the Prior Application, will remain in effect. Any language in the Conditions of the Prior Order stating that an Affiliated Fund is required to have an existing investment in an issuer and/or needs to have previously participated in a Co-Investment Transaction with respect to such issuer in order to participate in a Follow-On Investment shall be deemed removed if the Amended Order is granted.

V.	PROCEDURAL MATTERS

Applicants file this Application in accordance with Rule 0-2 under the 1940 Act. Pursuant to Rule 0-2(f) under the 1940 Act, Applicants state that their address is indicated on the cover page of this Application. Applicants further

3 All existing entities that intend to rely on the Amended Order have been named as applicants and any existing or future entities that may rely on the Amended Order in the future will comply with the terms and conditions of the Amended Order as set forth in or incorporated into this Application.

4 See Franklin Templeton Co-Investing Interval Fund, et al. (File No. 812-15170) (April 14, 2021) (application).

5 BDC Temporary Exemptive Order, Investment Company Act Rel. Nos. 33837 (April 8, 2020) (order) (extension granted on January 5, 2021 and further extension granted on April 22, 2021) (the “Temporary Relief”).

request that all communications concerning this Application should be directed and copied to the persons listed on the cover page of the Application.

In accordance with Rule 0-2(c) under the 1940 Act, Applicants state that all actions necessary to authorize the execution and filing of this Application have been taken, and the persons signing and filing this document are authorized to do so on behalf of Applicants pursuant to their corporate organizational documents, and in the case of the Trust, the attached resolutions. Applicants also have attached the verifications required by Rule 0-2(d) under the 1940 Act.

In accordance with Rule 0-5 under the 1940 Act, Applicants request that the Commission issue the requested Amended Order without holding a hearing.

All requirements for the execution and filing of this Application in the name and on behalf of each Applicant by the undersigned have been complied with and the undersigned is fully authorized to do so and has duly executed this Application as of this 31st day of January, 2024.

FRANKLIN ADVISERS, INC.

By:	/s/ Wylie Tollette
Name:	Wylie Tollette
Title:	Executive Vice President

FRANKLIN LEXINGTON PRIVATE MARKETS FUND

By:	/s/ Jane Trust
Name:	Jane Trust
Title:	Trustee

FRANKLIN TEMPLETON FUND ADVISER, LLC

By:	/s/ Jane Trust
Name:	Jane Trust
Title:	Chief Executive Officer and President

LEXINGTON ADVISORS LLC

By:	LEXINGTON PARTNERS L.P., its sole member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PARTNERS L.P.

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

CIP V (OFFSHORE), L.P.

By:	CIP PARTNERS GP V L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

IRREVOCABLE TRUST AGREEMENT CIB/3036
IRREVOCABLE TRUST AGREEMENT CIB/3299

By:	ADMINISTRADORA LEXINGTON PARTNERS, S.C., its manager

By:	LEXINGTON PARTNERS (MEX) ASSOCIATES L.L.C., its managing member

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP CO-INVEST FEEDER - G, L.P.
LCP CO-INVEST GLOBAL FEEDER - G, L.P
LCP IX (OFFSHORE), L.P.
LCP IX (PERU), LP
LCP IX CO-INVEST PARTNERS A, L.P.
LEXINGTON ALPINE CO-INVEST, L.P.
LEXINGTON KALE CO-INVEST, L.P.
LEXINGTON KC CO-INVEST - G, L.P.
LEXINGTON LOKI CO-INVEST, L.P.
LEXINGTON LOKI FEEDER, L.P.
LEXINGTON SECRETARIAT CO-INVEST, L.P.
LEXINGTON SECRETARIAT FEEDER, L.P.
LGP OFFSHORE IX, L.P.
LGP OFFSHORE VI, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS IX LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP IX (LUXEMBOURG) MASTER SCSP
LCP IX (LUXEMBOURG) SCSP LEXINGTON GLOBAL PARTNERS (LUX)

MASTER SCSP LEXINGTON GLOBAL PARTNERS (LUX) SCSP

By:	LEXINGTON ASSOCIATES IX (Luxembourg) S.à.r.l., its general partner

By:	/s/ Jason P. Kahn
Name:	Jason P. Kahn
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

By:	LEXINGTON ASSOCIATES IX, LP, its second general partner

By:	LEXINGTON PARTNERS GP HOLDINGS IX LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP IX CO-INVEST PARTNERS B, L.P.
LCP IX LEO, L.P.
LEXINGTON CAPITAL PARTNERS IX, L.P.
LEXINGTON CAPITAL PARTNERS (ONTARIO), L.P.
LEXINGTON GLOBAL PARTNERS IX, L.P.
LEXINGTON GLOBAL PARTNERS VI, L.P.
LEXINGTON GLOBAL PARTNERS VII, L.P.
LEXINGTON ICON CO-INVEST, L.P.

By:	LEXINGTON ASSOCIATES IX, LP, its general partner

By:	LEXINGTON PARTNERS GP HOLDINGS IX LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP X (LUXEMBOURG) MASTER SCSP

By:	LEXINGTON ASSOCIATES X (Luxembourg) S.à r.l., its general partner

By:	/s/ Jason P. Kahn
Name:	Jason P. Kahn
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

By:	LEXINGTON ASSOCIATES X, L.P., its second general partner

By:	LEXINGTON PARTNERS GP HOLDINGS X, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP X (LUXEMBOURG) SCSP

By:	LEXINGTON ASSOCIATES X (Luxembourg) S.à r.l., its general partner

By:	/s/ Jason P. Kahn
Name:	Jason P. Kahn
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

LCP X CO-INVEST PARTNERS A, L.P. LEXINGTON BLUE SKY CO-INVEST, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS X, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP X CO-INVEST PARTNERS B, L.P.
LEXINGTON CAPITAL PARTNERS (ONTARIO) II, L.P.
LEXINGTON CAPITAL PARTNERS X, L.P.
LEXINGTON GLOBAL PARTNERS VIII, L.P.
LEXINGTON GLOBAL PARTNERS XI, L.P.
LCP X CO-INVEST PARTNERS C, L.P.

By:	LEXINGTON ASSOCIATES X, L.P., its general partner

By:	LEXINGTON PARTNERS GP HOLDINGS X, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON CIP V-A-O, L.P.
LEXINGTON CIP V-C-O, L.P.
LEXINGTON CIP V-F-O, L.P.
LEXINGTON CIP V-M-O, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V-A, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V-B, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V-C, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V-F, L.P.

By:	CIP PARTNERS V, L.P., its general partner

By:	CIP PARTNERS GP V L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON MIDDLE MARKET INVESTORS IV, L.P.
LEXINGTON MIDDLE MARKET PARTNERS, L.P.
LMMI IV LEO, L.P.

By:	LEXINGTON MIDDLE MARKET ASSOCIATES IV, L.P., its general partner

By:	LEXINGTON PARTNERS GP HOLDINGS V LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LMMI (OFFSHORE) IV, L.P.
LMMP OFFSHORE, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS V LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON GLOBAL PARTNERS X, L.P.
LGP OFFSHORE X, L.P.

By:	LEXINGTON ASSOCIATES X, L.P., its general partner

By:	LEXINGTON PARTNERS GP

By:	HOLDINGS X LLC, its general partner LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LGP INTERMEDIATE X, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS X, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 25, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS VIII LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEO LEX PARTNERS SCSP (F/K/A LEO LEX PARTNERS CV)

By:	Lexington (Overseas) Master GP S.à r.l, acting in its own name and own account

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class A Manager

By:	/s/ Michèle Carré
Name:	Michèle Carré

Title:	Class B Manager

LEXINGTON CO-INVESTMENT PARTNERS VI, L.P.
LEXINGTON CO-INVESTMENT PARTNERS VI-A, L.P.
LEXINGTON CO-INVESTMENT PARTNERS VI-J, L.P.
LEXINGTON CO-INVESTMENT PARTNERS VI-F, L.P.
LEXINGTON CIP VI-F-O, L.P. LEXINGTON CO-INVESTMENT PARTNERS VI-B, L.P. LEXINGTON CO-INVESTMENT PARTNERS VI-C, L.P. LEXINGTON CO-INVESTMENT PARTNERS VI (ONTARIO), L.P.

By:	CIP PARTNERS VI, L.P., its general partner

By:	CIP PARTNERS GP VI L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

CIP VI-J (OFFSHORE), L.P.
CIP VI (OFFSHORE), L.P.
LEXINGTON CIP VI-J-O, L.P.

By:	CIP PARTNERS GP VI L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON CIP VI (LUX) MASTER SCSP LEXINGTON CIP VI (LUX) SCSP

By:	Lexington CIP Partners VI (LUX) S.à. r.l., its general partner

By:	/s/ Jason P. Kahn
Name:	Jason P. Kahn
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

LEXINGTON BEACON FEEDER, L.P.

LEXINGTON VIKING CO-INVEST, L.P.

LGP OFFSHORE XII, L.P.

LEXINGTON EPIKAIROS CO-INVEST, L.P.

LCP X (OFFSHORE), L.P.

LCP X CO-INVEST FEEDER A, L.P.

LCP X CO-INVEST PARTNERS G, L.P.

LCP X CO-INVEST PARTNERS N, L.P.

LEXINGTON BLUE SKY FEEDER, L.P.

LGP OFFSHORE VIII, L.P.

LGP OFFSHORE XI L.P.

LCP X CO-INVEST PARTNERS P, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS X, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON BEACON CO-INVEST, L.P. LEXINGTON GLOBAL PARTNERS XII, L.P.

By:	LEXINGTON ASSOCIATES X, L.P., its general partner

By:	LEXINGTON PARTNERS GP HOLDINGS X, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

The undersigned states that he or she has duly executed the attached Application for an Order under Sections 17(d), 57(a)(4) and 57(i) of the Investment Company Act of 1940, as amended, and Rule 17d-1 thereunder, dated January 31, 2024, for and on behalf of the Applicants, as the case may be, that he or she holds the office with such entity as indicated below and that all actions by the stockholders, directors, and other bodies necessary to authorize the undersigned to execute and file such Application have been taken. The undersigned further says that he or she is familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of his or her knowledge, information, and belief.

FRANKLIN ADVISERS, INC.

By:	/s/ Wylie Tollette
Name:	Wylie Tollette
Title:	Executive Vice President

FRANKLIN TEMPLETON FUND ADVISER, LLC

By:	/s/ Jane Trust
Name:	Jane Trust
Title:	Chief Executive Officer and President

LEXINGTON ADVISORS LLC

By:	LEXINGTON PARTNERS L.P., its sole member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PARTNERS L.P.

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

CIP V (OFFSHORE), L.P.

By:	CIP PARTNERS GP V L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

IRREVOCABLE TRUST AGREEMENT CIB/3036
IRREVOCABLE TRUST AGREEMENT CIB/3299

By:	ADMINISTRADORA LEXINGTON PARTNERS, S.C., its manager

By:	LEXINGTON PARTNERS (MEX) ASSOCIATES L.L.C., its managing member

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP CO-INVEST FEEDER - G, L.P.
LCP CO-INVEST GLOBAL FEEDER - G, L.P.
LCP IX (OFFSHORE), L.P.
LCP IX (PERU), LP
LCP IX CO-INVEST PARTNERS A, L.P.
LEXINGTON ALPINE CO-INVEST, L.P.
LEXINGTON KALE CO-INVEST, L.P.
LEXINGTON KC CO-INVEST - G, L.P.
LEXINGTON LOKI CO-INVEST, L.P.
LEXINGTON LOKI FEEDER, L.P.
LEXINGTON SECRETARIAT CO-INVEST, L.P.
LEXINGTON SECRETARIAT FEEDER, L.P.
LGP OFFSHORE IX, L.P.
LGP OFFSHORE VI, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS IX LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP IX (LUXEMBOURG) MASTER SCSP
LCP IX (LUXEMBOURG) SCSP LEXINGTON GLOBAL PARTNERS (LUX) MASTER SCSP

LEXINGTON GLOBAL PARTNERS (LUX) SCSP

By:	LEXINGTON ASSOCIATES IX (Luxembourg) S.à.r.l., its general partner

By:	/s/ Jason P. Kahn
Name:	Jason P. Kahn
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

By:	LEXINGTON ASSOCIATES IX, LP, its second general partner

By:	LEXINGTON PARTNERS GP HOLDINGS IX LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP IX CO-INVEST PARTNERS B, L.P.
LCP IX LEO, L.P.
LEXINGTON CAPITAL PARTNERS IX, L.P.
LEXINGTON CAPITAL PARTNERS (ONTARIO), L.P.
LEXINGTON GLOBAL PARTNERS IX, L.P.
LEXINGTON GLOBAL PARTNERS VI, L.P.
LEXINGTON GLOBAL PARTNERS VII, L.P.
LEXINGTON ICON CO-INVEST, L.P.

By:	LEXINGTON ASSOCIATES IX, LP, its general partner

By:	LEXINGTON PARTNERS GP HOLDINGS IX LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP X (LUXEMBOURG) MASTER SCSP

By:	LEXINGTON ASSOCIATES X (Luxembourg) S.à r.l., its general partner

By:	/s/ Jason P. Kahn
Name:	Jason P. Kahn
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

By:	LEXINGTON ASSOCIATES X, L.P., its second general partner

By:	LEXINGTON PARTNERS GP HOLDINGS X, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP X (LUXEMBOURG) SCSP

By:	LEXINGTON ASSOCIATES X (Luxembourg) S.à r.l., its general partner

By:	/s/ Jason P. Kahn
Name:	Jason P. Kahn
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

LCP X CO-INVEST PARTNERS A, L.P. LEXINGTON BLUE SKY CO-INVEST, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS X, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LCP X CO-INVEST PARTNERS B, L.P.
LEXINGTON CAPITAL PARTNERS (ONTARIO) II, L.P.
LEXINGTON CAPITAL PARTNERS X, L.P.
LEXINGTON GLOBAL PARTNERS VIII, L.P.
LEXINGTON GLOBAL PARTNERS XI, L.P.
LCP X CO-INVEST PARTNERS C, L.P.

By:	LEXINGTON ASSOCIATES X, L.P., its general partner

By:	LEXINGTON PARTNERS GP HOLDINGS X, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON CIP V-A-O, L.P.
LEXINGTON CIP V-C-O, L.P.
LEXINGTON CIP V-F-O, L.P.
LEXINGTON CIP V-M-O, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V-A, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V-B, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V-C, L.P.
LEXINGTON CO-INVESTMENT PARTNERS V-F, L.P.

By:	CIP PARTNERS V, L.P., its general partner

By:	CIP PARTNERS GP V L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON MIDDLE MARKET INVESTORS IV, L.P.
LEXINGTON MIDDLE MARKET PARTNERS, L.P.
LMMI IV LEO, L.P.

By:	LEXINGTON MIDDLE MARKET ASSOCIATES IV, L.P., its general partner

By:	LEXINGTON PARTNERS GP HOLDINGS V LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LMMI (OFFSHORE) IV, L.P.
LMMP OFFSHORE, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS V LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON GLOBAL PARTNERS X, L.P.
LGP OFFSHORE X, L.P.

By:	LEXINGTON ASSOCIATES X, L.P., its general partner

By:	LEXINGTON PARTNERS GP HOLDINGS X, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LGP INTERMEDIATE X, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS X, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON PRIVATE EQUITY 25, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS VIII LLC, its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEO LEX PARTNERS SCSP (F/K/A LEO LEX PARTNERS CV)

By:	Lexington (Overseas) Master GP S.à r.l, acting in its own name and own account

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class A Manager

By:	/s/ Michèle Carré
Name:	Michèle Carré
Title:	Class B Manager

LEXINGTON CO-INVESTMENT PARTNERS VI, L.P.
LEXINGTON CO-INVESTMENT PARTNERS VI-A, L.P.
LEXINGTON CO-INVESTMENT PARTNERS VI-J, L.P.
LEXINGTON CO-INVESTMENT PARTNERS VI-F, L.P.
LEXINGTON CIP VI-F-O, L.P. LEXINGTON CO-INVESTMENT PARTNERS VI-B, L.P. LEXINGTON CO-INVESTMENT PARTNERS VI-C, L.P. LEXINGTON CO-INVESTMENT PARTNERS VI (ONTARIO), L.P.

By:	CIP PARTNERS VI, L.P., its general partner

By:	CIP PARTNERS GP VI L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

CIP VI-J (OFFSHORE), L.P.
CIP VI (OFFSHORE), L.P.
LEXINGTON CIP VI-J-O, L.P.

By:	CIP PARTNERS GP VI L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON CIP VI (LUX) MASTER SCSP LEXINGTON CIP VI (LUX) SCSP

By:	Lexington CIP Partners VI (LUX) S.à. r.l., its general partner

By:	/s/ Jason P. Kahn
Name:	Jason P. Kahn
Title:	Class A Manager

By:	/s/ Scarlett Meadows
Name:	Scarlett Meadows
Title:	Class B Manager

LEXINGTON BEACON FEEDER, L.P.

LEXINGTON VIKING CO-INVEST, L.P.

LGP OFFSHORE XII, L.P.

LEXINGTON EPIKAIROS CO-INVEST, L.P.

LCP X (OFFSHORE), L.P.

LCP X CO-INVEST FEEDER A, L.P.

LCP X CO-INVEST PARTNERS G, L.P.

LCP X CO-INVEST PARTNERS N, L.P.

LEXINGTON BLUE SKY FEEDER, L.P.

LGP OFFSHORE VIII, L.P.

LGP OFFSHORE XI L.P.

LCP X CO-INVEST PARTNERS P, L.P.

By:	LEXINGTON PARTNERS GP HOLDINGS X, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

LEXINGTON BEACON CO-INVEST, L.P. LEXINGTON GLOBAL PARTNERS XII, L.P.

By:	LEXINGTON ASSOCIATES X, L.P., its general partner

By:	LEXINGTON PARTNERS GP HOLDINGS X, L.L.C., its general partner

By:	LEXINGTON PARTNERS L.P., its managing member

By:	LEXINGTON PARTNERS ADVISORS GP L.L.C., its general partner

By:	/s/ Thomas Giannetti
Name:	Thomas Giannetti
Title:	Chief Financial Officer

APPENDIX A

Existing Advisers to Affiliated Funds

1.	Lexington Partners L.P.

Existing Affiliated Funds

1.	CIP V (Offshore), L.P.
2.	Irrevocable Trust Agreement CIB/3036
3.	Irrevocable Trust Agreement CIB/3299
4.	LCP Co-Invest Feeder - G, L.P.
5.	LCP Co-Invest Global Feeder - G, L.P.
6.	LCP IX (Offshore), L.P.
7.	LCP IX (Peru), LP
8.	LCP IX Co-Invest Partners A, L.P.
9.	Lexington Alpine Co-Invest, L.P.
10.	Lexington Kale Co-Invest, L.P.
11.	Lexington KC Co-Invest - G, L.P.
12.	Lexington Loki Co-Invest, L.P.
13.	Lexington Loki Feeder, L.P.
14.	Lexington Secretariat Co-Invest, L.P.
15.	Lexington Secretariat Feeder, L.P.
16.	LGP Offshore IX, L.P.
17.	LGP Offshore VI, L.P.
18.	LCP IX (Luxembourg) Master SCSp
19.	LCP IX (Luxembourg) SCSp
20.	Lexington Global Partners (Lux) Master SCSp
21.	Lexington Global Partners (Lux) SCSp
22.	LCP IX Co-Invest Partners B, L.P.
23.	LCP IX Leo, L.P.
24.	Lexington Capital Partners IX, L.P.
25.	Lexington Capital Partners (Ontario), L.P.
26.	Lexington Global Partners IX, L.P.
27.	Lexington Global Partners VI, L.P.
28.	Lexington Global Partners VII, L.P.
29.	Lexington ICON Co-Invest, L.P.
30.	LCP X (Luxembourg) Master SCSp
31.	LCP X (Luxembourg) SCSp
32.	LCP X (Offshore), L.P.
33.	LCP X Co-Invest Feeder A, L.P.
34.	LCP X Co-Invest Partners A, L.P.
35.	LCP X Co-Invest Partners G, L.P.
36.	LCP X Co-Invest Partners N, L.P.
37.	Lexington Blue Sky Co-Invest, L.P.
38.	Lexington Blue Sky Feeder, L.P.
39.	LGP Offshore VIII, L.P.
40.	LGP Offshore XI L.P.

41.	LCP X Co-Invest Partners P, L.P.
42.	LCP X Co-Invest Partners B, L.P.
43.	Lexington Capital Partners (Ontario) II, L.P.
44.	Lexington Capital Partners X, L.P.
45.	Lexington Global Partners VIII, L.P.
46.	Lexington Global Partners XI, L.P.
47.	LCP X Co-Invest Partners C, L.P.
48.	Lexington CIP V-A-O, L.P.
49.	Lexington CIP V-C-O, L.P.
50.	Lexington CIP V-F-O, L.P.
51.	Lexington CIP V-M-O, L.P.
52.	Lexington Co-Investment Partners V, L.P.
53.	Lexington Co-Investment Partners V-A, L.P.
54.	Lexington Co-Investment Partners V-B, L.P.
55.	Lexington Co-Investment Partners V-C, L.P.
56.	Lexington Co-Investment Partners V-F, L.P.
57.	Lexington Middle Market Investors IV, L.P.
58.	Lexington Middle Market Partners, L.P.
59.	LMMI IV Leo, L.P.
60.	LMMI (Offshore) IV, L.P.
61.	LMMP Offshore, L.P.
62.	Lexington Global Partners X, L.P.
63.	LGP Offshore X, L.P.
64.	LGP Intermediate X, L.P.
65.	Lexington Private Equity 25, L.P.
66.	Leo Lex Partners SCSp
67.	Lexington Co-Investment Partners VI, L.P.
68.	Lexington Co-Investment Partners VI-A, L.P.
69.	Lexington Co-Investment Partners VI-J, L.P.
70.	Lexington Co-Investment Partners VI-F, L.P.
71.	Lexington CIP VI-F-O, L.P.
72.	Lexington Co-Investment Partners VI-B, L.P.
73.	Lexington Co-Investment Partners VI-C, L.P.
74.	Lexington Co-Investment Partners VI (Ontario), L.P.
75.	CIP VI-J (Offshore), L.P.
76.	CIP VI (Offshore), L.P.
77.	Lexington CIP VI-J-O, L.P.
78.	Lexington CIP VI(Lux) Master SCSp
79.	Lexington CIP VI (Lux) SCSp
80.	Lexington Beacon Co-Invest, L.P.
81.	Lexington Beacon Feeder, L.P.
82.	Lexington Viking Co-Invest, L.P.
83.	LGP Offshore XII, L.P.
84.	Lexington Global Partners XII, L.P.
85.	Lexington Epikairos Co-Invest, L.P.

APPENDIX B

Resolutions of the Sole Trustee of Franklin Lexington Private Markets Fund (the “Fund”)

WHEREAS: The Board deems it advisable and in the best interest of the Fund to file with the Securities and Exchange Commission (the “Commission”) an application to amend the Order of Exemption issued in SEC Release IC-34307 pursuant to Sections 17(d) and 57(i) of the Investment Company Act, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to permanently authorize the participation in follow-on investments with one or more affiliates, in accordance with the requirements provided by the Commission in Investment Company Act of 1940 Release No. 33837 (dated April 8, 2020); now therefore be it

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any further amendments thereto; and further

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Adopted January 31, 2024